                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12

                              Concord Camera Corp.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1)   Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
         0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

   (5)   Total fee paid:

         ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount previously paid:

          ---------------------------------------------------------------------

    2)    Form, Schedule or Registration Statement no.:

          ---------------------------------------------------------------------

    3)    Filing Party:

          ---------------------------------------------------------------------

    4)    Date Filed:

          ---------------------------------------------------------------------

                              CONCORD CAMERA CORP.
                            4000 Hollywood Boulevard
                  Presidential Circle - 6th Floor, North Tower
                            Hollywood, Florida 33021

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 18, 2001

         The Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") will be held at the Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida 33316, on January 18, 2001, at 10:00 a.m., local time, for the following purposes:

     1.       To elect directors for the ensuing year;

     2. To increase the number of shares of common stock authorized for issuance under the Company's Incentive Plan from 6,000,000 to 8,000,000;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on November 30, 2000 are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         Please sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                  By Order of the Board of Directors

                                  Brian F. King
                                  Secretary

Hollywood, Florida
December 11, 2000

                              CONCORD CAMERA CORP.

                                   ----------

                                 PROXY STATEMENT
                             dated December 11, 2000

                                   ----------


                       FOR ANNUAL MEETING OF SHAREHOLDERS
                      to be held Thursday, January 18, 2001

         This Proxy Statement is furnished by the Board of Directors (the "Board") of CONCORD CAMERA CORP. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders which will be held at the Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida 33316 on January 18, 2001, at 10:00 a.m., local time, and all adjournments thereof (the "Annual Meeting").

         The Board has fixed the close of business on November 30, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 27,190,542 shares of common stock, no par value (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of holders of a majority of all the outstanding Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and "broker non-votes" (i.e., Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast for the purpose of determining the number of votes required to approve a proposal.

         Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by (i) written notice to the Company, Attention: Secretary, (ii) execution of a subsequent proxy or
(iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of Common Stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy (and except for "broker non-votes" described above), shares of Common Stock represented by proxies will be voted (i) FOR the election of management's nominees for directors, (ii) FOR increasing the number of shares authorized for issuance under the Incentive Plan from 6,000,000 to 8,000,000, (iii) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2001 ("Fiscal 2001"), and (iv) in the discretion of the proxy holders with respect to such other matters as may come before the Annual Meeting.

         All information in this Proxy Statement gives effect to a two-for-one stock split effective on April 14, 2000 to shareholders of record on March 27, 2000.

         The Company's executive offices are located at 4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower, Hollywood, Florida 33021. Mailing of this Proxy Statement, the accompanying form of proxy and the Company's Annual Report for the fiscal year ended July 1, 2000 ("Fiscal 2000"), to shareholders will commence on or about December 11, 2000.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

Nominees for Election of Directors

         Pursuant to Article III of the Company's By-laws, as amended, the Board has fixed the number of directors constituting the entire Board at eight. All eight directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. In voting for directors, each shareholder is entitled to cast one vote for each share of Common Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. The Board recommends a vote FOR each of the nominees. It is intended that proxies that do not withhold the authority to vote for the nominees will be voted FOR each of the nominees.

         The following sets forth information with respect to each nominee for director, all of whom are currently serving as directors of the Company. The information has been furnished to the Company by the individuals named.

                                        Year First
                                        Elected/
                                        Nominated
Name of Nominee                 Age     Director            Positions and Offices with the Company
---------------                 ---     --------            --------------------------------------

Ira B. Lampert                  55        1993              Chairman of the Board, Chief Executive Officer and President
Eli Arenberg                    72        1988              Director
Ronald S. Cooper                62        2000              Director
Morris H. Gindi                 56        1988              Director
Joel L. Gold                    58        1991              Director
J. David Hakman                 59        1993              Director
Kent M. Klineman                68        1993              Director
William J. Lloyd                61        2000              Director


         Ira B. Lampert has been the Chairman and Chief Executive Officer of the Company since July 13, 1994. For the calendar year 1995 and again from July 31, 1998 through the present, Mr. Lampert also served as President of the Company. Mr. Lampert is a member of the Board of the Queens College Foundation of the City University of New York and is the Treasurer of the Boys & Girls Republic, a nonprofit organization for underprivileged children.

         Eli Arenberg has been a director of the Company since 1988. From 1984 through February 1992, Mr. Arenberg held various positions in the Company, including Senior Vice President of Sales. Following his retirement from full-time employment with the Company, Mr. Arenberg has been a consultant to the Company since July 1994.

         Ronald S. Cooper has been a director of the Company since January 20, 2000. Mr. Cooper is a co-founder and principal of LARC Strategic Concepts, LLC, a consulting firm focusing on emerging growth companies. Mr. Cooper retired from Ernst & Young LLP in September 1998, having joined the firm in 1962. He became a partner in 1973 and was Managing Partner of the firm's Long Island office from 1985 until he retired. He is also a director of Frontline Capital Group, a publicly traded e-commerce company.

         Morris H. Gindi has been a director of the Company since 1988. Mr. Gindi has served as the Chief Executive Officer of Notra Trading Inc., an import agent in the housewares and domestics industry, since 1983.

         Joel L. Gold has been a director of the Company since 1991. Mr. Gold has been Executive Vice President of Berry Shino Securities since January 2000. He has been employed as an investment banker at other investment banks: J.W. Barclay & Co. Inc. from September 1999 to December 1999, Solid ISG Capital Markets LLC from January 1999 to September 1999, Inter Bank Capital Group LLC from October 1997 to January 1999, L.T. Lawrence & Co., Inc. from March 1996 through September 1997, Fector Detwiler from April 1995 through March 1996, and Furman Selz Incorporated from January 1992 through April 1995. Mr. Gold is also a director of PMCC Financial Corp. and Sterling Vision.

         J. David Hakman has been a director of the Company since 1993. Mr. Hakman owns Hakman Capital Corporation, an investment and merchant banking concern, a subsidiary of which is a member of the National Association of Securities Dealers, Inc. In addition to serving as a director of several closely held companies, Mr. Hakman is a director of Hanover Direct, Inc., a direct marketing business.

         Kent M. Klineman, an attorney and private investor, has been a director of the Company since 1993. In addition to serving as a director of several closely held companies, Mr. Klineman is Chairman of Business Alliance Capital Corp. a closely held asset-based finance company, and a Manager of 1270 Capital LLC, the manager of UV Equities, LLC, a closely held investment fund.

         William J. Lloyd has been a director of the Company since May 2, 2000. Mr. Lloyd currently serves as co-chief executive of Phogenix Imaging, LLC, a new Hewlett Packard/Eastman Kodak joint venture formed to develop photo finishing solutions to offer retail customers a wide range of digital imaging capabilities for both traditional photographic film and digital files. Previously, Mr. Lloyd held various management positions at Hewlett Packard from 1969 to 2000, most recently as Vice President, Chief Technology Officer for its Digital Media Solutions and Personal Appliances and Services.

Meetings and Committees of the Board of Directors

         In Fiscal 2000, the Board held four meetings. The Board has an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Nominating Committee and a Marketing and Product Development Committee.

         The Audit Committee, consisting of Joel L. Gold (Chairman), Ronald S. Cooper and Morris H. Gindi, reviews and reports to the Board with respect to various auditing and accounting matters including recommendations to the Board as to the selection of the Company's independent auditors, the scope of audit procedures, general accounting policy matters and the performance of the Company's independent auditors. See the "Audit Committee Report" below. The Audit Committee held four meetings in Fiscal 2000.

         The Compensation and Stock Option Committee, consisting of Morris H. Gindi (Chairman), Ronald S. Cooper and Joel L. Gold, reviews and makes recommendations to the Board regarding executive compensation. See the "Compensation Committee Report on Executive Compensation" below. The Compensation and Stock Option Committee held one meeting in Fiscal 2000.

         The Nominating Committee, consisting of Kent M. Klineman (Chairman), Ira B. Lampert and Joel L. Gold, nominates those persons who will be invited to stand for election to the Board of Directors as management nominees at any and all ensuing meetings of the shareholders of the Company. The Nominating Committee held one meeting in Fiscal 2000. Shareholder suggestions of one or more nominees for election to the Board may be sent in writing to the Nominating Committee, Attention: Chairman, c/o Concord Camera Corp., Presidential Circle - 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021.

         In Fiscal 2000, all of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and committees on which they served.

Director Compensation

         Each non-employee member of the Board of Directors receives: (i) an annual fee of $15,000 for serving on the Board; (ii) a $2,500 annual fee for each Board committee on which he serves ($3,500 for serving as Chairman); and
(iii) $1,000 for each Board or committee meeting attended.

         In addition, pursuant to the Company's Incentive Plan, each non-employee director automatically receives the following options to purchase shares of the Common Stock. Upon appointment to the Board, each non-employee director receives: (i) an option to purchase up to 40,000 shares, vesting as to 8,000 shares on the following January 1 and on each January 1 thereafter (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the options that would have vested on the next January 1 are forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares. On each anniversary of his appointment, each non-employee director receives another immediately exercisable option to purchase 13,000 shares. All of the foregoing options have an exercise price equal to the closing price of the Common Stock on the date of grant and expire on the earlier of: (i) five years from the grant date; or (ii) one year after the grantee ceases to be a member of the Board.

         On April 24, 2000, the Company also made a one-time option grant to each non-employee director who had served on the Board for the past five years, namely Messrs. Arenberg, Gindi, Gold, Hakman and Klineman. The one-time grant provided each such director with a fully vested option to purchase up to 25,000 shares at an exercise price of $22.1875 per share, which was the closing price of the Common Stock on the date of the grant.

Executive Officers

         Set forth below is the name, and age as of December 1, 2000, of each of the Company's executive officers, together with certain biographical information for each of them (other than Mr. Lampert, for whom biographical information is provided above under "Nominees for Election of Directors"):

Name of Executive Officer            Age        Positions and Offices with the Company
-------------------------            ---        --------------------------------------

Ira B. Lampert                       55         Chairman of the Board, Chief Executive Officer and President
Brian F. King                        47         Senior Vice President and Secretary
Harlan I. Press                      36         Vice President, Treasurer and Assistant Secretary
Gerald J. Angeli                     48         Vice President of OEM Product Supply
Keith L. Lampert                     30         Vice President of the Company and Managing Director of Concord Camera HK Limited
Urs W. Stampfli                      49         Vice President and Director of Global Sales and Marketing

         Brian F. King has been Senior Vice President of the Company since August 1998. In addition, Mr. King has served as Secretary of the Company since August 1996 and served as Managing Director of Concord Camera HK Limited ("Concord HK") from August 1996 through April 2000. Mr. King served as the Company's Vice President of Corporate and Strategic Development from June 1996 to August 1998. Before joining the Company, Mr. King was Managing General Partner of Cripple Creek Associates, a partnership that built and operated two casinos in Cripple Creek, Colorado, from June 1991 through February 1996.

         Harlan I. Press has been Vice President and Treasurer since April 2000, Chief Accounting Officer since November 1994, and Assistant Secretary of the Company since October 1996. Mr. Press served as the Corporate Controller of the Company from October 1996 through April 2000. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute.

         Gerald J. Angeli has been Vice President, OEM Product Supply, of the Company since April 2000. From July 1997 to April 2000, Mr. Angeli was Vice President, Global Manufacturing and Products Supply for NCR Corporation's Systemedia Group, where he was responsible for manufacturing, customer service, distribution and logistics. Before that, Mr. Angeli was employed by Eastman Kodak for 20 years in various capacities, most recently as Manager of Worldwide Manufacturing and Supply Chain and Vice President, Consumer Imaging.

         Keith L. Lampert, who is a son of Ira B. Lampert, has been Vice President of the Company since August 1998 and Managing Director of Concord HK since April 2000. Among other things, Mr. Lampert is responsible for the Company's operations in Hong Kong and the PRC. Mr. Lampert has been employed by the Company since 1993. Mr. Lampert is also the Business Sub-Committee Chairman of the Hong Kong Photographic and Optics Manufacturers Association.

         Urs W. Stampfli has been Vice President and Director of Global Sales and Marketing for the Company since April 2000. Mr. Stampfli joined the Company in May 1998 as Director of Global Sales and Marketing. From 1990 to April 1998, Mr. Stampfli was Vice President, Marketing, Photo Imaging Systems of Agfa Division, Bayer Corporation.


Executive Compensation

         The following table contains certain information regarding aggregate compensation paid or accrued by the Company during Fiscal 2000 to the Chief Executive Officer and to each of the other four highest paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                      Compensation
                                           Annual Compensation                             Awards
                                           -------------------                             ------

                                                                                         Shares
                                                                   Other Annual        Underlying           All Other
Name and                   Fiscal      Salary        Bonus*        Compensation          Options           Compensation
Principal Position          Year        ($)           ($)              ($)                (#)                   ($)
------------------         ------      ------        ------        ------------        ----------          ------------

Ira B. Lampert              2000      $704,167      $400,000        $210,107(1)          350,672           $482,371(9)
  Chairman, Chief           1999       616,668       350,000         148,595(2)               --            408,951(9)
  Executive Officer         1998       541,667            --         210,383(3)               --             14,973(10)
  and President

Brian F. King               2000       327,147       175,000          18,000(4)          169,680            123,148(11)
  Senior Vice               1999       322,460       150,000          48,000(5)               --            105,783(11)
  President                 1998       231,738            --          78,000(6)               --              1,721(10)

Keith L. Lampert            2000       204,601       100,000          25,000(7)          101,808             83,520(12)
  Vice President;           1999       167,052        75,000          25,000(7)               --             72,037(12)
  Managing Director         1998       139,849            --          25,000(7)               --                535(10)
  of Concord HK

Urs. W. Stampfli            2000       192,500        45,000          12,000(8)           24,886              7,245(10)
  Vice President and        1999       175,000         5,000          12,000(8)               --              7,245(10)
  Director of Global        1998        23,275            --              --              90,000                 --
  Sales and Marketing

Harlan I. Press             2000       155,000        50,000           6,000(8)           41,330              6,515(13)
  Vice President and        1999       140,178        40,000           4,833(8)           40,000                790(10)
  Treasurer                 1998       115,000            --              --              30,000                640(10)

-----------------
(*) Represents bonuses determined and paid by the Company in the fiscal year, based on the Company's and the executive's performance in the previous fiscal year.
(1) Includes $35,911, $48,000 and $108,055 paid for auto allowances and costs, partial housing costs and reimbursement of taxes, respectively.
(2) Represents $35,595, $48,000 and $65,000 paid for auto lease and costs, partial housing costs and reimbursement of taxes, respectively.
(3) Includes $30,939, $62,594 and $108,300 paid for auto lease and costs, partial housing costs and reimbursement of taxes, respectively.
(4)     Represents auto allowances paid.
(5) Represents $12,000 and $36,000 for auto and overseas allowances paid, respectively.
(6) Represents $18,000 and $60,000 for auto and overseas allowances paid, respectively.
(7)     Represents overseas allowances paid.
(8)     Represents auto allowances paid.
(9) Includes indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program (see "Certain Relationships and Related Transactions" below) in the amounts of $389,827 for Fiscal 1999 and $452,371 for Fiscal 2000. The remainder represents payments by the Company for insurance premiums.
(10)    Represents insurance premiums paid by the Company.
(11) Includes indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program (see "Certain Relationships and Related Transactions" below) in the amounts of $103,954 for Fiscal 1999 and $120,632 for Fiscal 2000. The remainder represents payments by the Company for insurance premiums.
(12) Includes indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program (see "Certain Relationships and Related Transactions" below) in the amounts of $71,468 for Fiscal 1999 and $82,935 for Fiscal 2000. The remainder represents payments by the Company for insurance premiums.
(13) Represents $5,615 of indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program (see "Certain Relationships and Related Transactions" below) and $900 paid by the Company for insurance premiums.

Stock Options

         The following table sets forth information concerning stock option grants made during Fiscal 2000 to the executive officers named in the "Summary Compensation Table."

                       Stock Option Grants in Fiscal 2000

                                                                                        Value at       Potential Realizable
                                                                                          Grant          Value at Assumed
                                  % of Total                                               Date        Annual Rates of Stock
                     Number of     Options       Exercise      Market                     Market       Price Appreciation for
                      Shares      Granted to       Price        Price                     Price              Option Term
                    Underlying    Employees         Per       on Grant                    -----        ----------------------
                      Options         in           Share        Date      Expiration        0%            5%             10%
Name                 Granted     Fiscal 2000        ($)          ($)         Date          ($)           ($)             ($)
----                 -------     -----------        ---          ---         ----          ---           ---             ---
Ira B. Lampert       350,672(1)       25.8        22.1875      22.1875    04/23/2010         --      4,891,874      12,399,762
Brian F. King        169,680(1)       12.5        22.1875      22.1875    04/23/2010         --      2,367,036       5,999,885
Keith L. Lampert     101,808(1)        7.5        22.1875      22.1875    04/23/2010         --      1,420,222       3,599,931
Urs W. Stampfli       24,886(1)        1.8        22.1875      22.1875    04/23/2010         --        347,160         879,969
Harlan I. Press       37,330(1)        2.7        22.1875      22.1875    04/23/2010         --        520,754       1,319,989
Harlan I. Press        4,000(2)        0.3         0.9063      11.7190    12/21/2006     43,251         55,800         141,440

----------------
(1) These stock options vested immediately as to one-third of the underlying shares, with the balance vesting in three equal annual installments commencing January 1, 2001.

(2) This stock option vested in 1998 under the terms of its original grant to a former officer of the Company. Under the Management Equity Provisions of the Company's Incentive Plan, the former officer's option was cancelled upon his leaving the Company and it was re-issued to Mr.
      Press. See "Certain Relationships and Related Transactions" below.

         The following table sets forth information concerning stock option exercises during Fiscal 2000 by each of the executive officers named in the "Summary Compensation Table" and the fiscal year-end value of unexercised options held by such officers, based on the closing price of $20.875 for the Common Stock on June 30, 2000.

                Aggregated Stock Option Exercises in Fiscal 2000
                        and Fiscal Year-End Option Values

                                                            Number of Shares
                                                                Underlying                 Value of Unexercised
                                                          Unexercised Options                 In-the-Money
                         Shares                               at FY End (#)                Options at FY End ($)
                     Acquired on         Value     ---------------------------------  -------------------------------
Name                 Exercise (#)    Realized ($)    Exercisable       Unexercisable    Exercisable     Unexercisable
-------------------- ------------- --------------- --------------      -------------  --------------    -------------

Ira B. Lampert              --               --         1,526,890          233,782       $27,902,813            --
Brian F. King               --               --           443,226          113,120         7,625,362            --
Keith L. Lampert            --               --           315,936           75,872         5,574,765       $159,720
Urs W. Stampfli         30,000         $350,000            38,295           46,591           543,750        543,750
Harlan I. Press         44,000          598,688            82,443           54,887         1,334,843        577,500

Executive Employment Contracts, Termination of Employment and Change in Control Arrangements

         Pursuant to the employment agreement between the Company and Ira B. Lampert dated as of May 1, 1997 and amended as of January 1, 1999 and January 1, 2000 (as amended, the "Lampert Agreement"), Mr. Lampert serves in the capacities of Chairman, Chief Executive Officer and President of the Company. The Lampert Agreement provides for an annual salary of $800,000, has a term of four years and provides for the term of employment to be automatically extended for one additional day for each day of the term of employment during which neither party notifies the other that the term should not be extended. The Lampert Agreement prohibits Mr. Lampert from competing with the Company for a one-year period following the termination of his employment with the Company.

         Pursuant to the Lampert Agreement, the Company adopted a supplemental executive retirement plan (as amended, the "Lampert SERP") for the benefit of Mr. Lampert and causes $33,333 to be credited to the Lampert SERP account each month ("Monthly Credit") for the benefit of Mr. Lampert. The balance in the Lampert SERP account will always be 100% vested and not subject to forfeiture. Each time the Company credits a Monthly Credit to the Lampert SERP account, the Company will simultaneously contribute an amount equal to such credit to a trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to the establishment of the Lampert SERP.

         The Terms of Employment between the Company and Urs W. Stampfli, Vice President and Director of Global Sales and Marketing, dated effective as of January 1, 2000, provide for an annual salary of $210,000. The agreement expires after three years, unless renewed by mutual agreement of the parties, and may be terminated by either party on ninety (90) days' notice. Under this agreement, if the Company terminates Mr. Stampfli's employment without cause, he is entitled to severance payments of up to twelve months' base salary. The agreement also prohibits Mr. Stampfli from competing with the Company for one year following the termination of his employment with the Company.

         In connection with a one-time grant of deferred compensation to the following executive officers, effective as of April 19, 2000, the Company adopted a Supplemental Executive Retirement Plan and Agreement for the benefit of each of Brian F. King, Keith L. Lampert, Urs W. Stampfli and Harlan I. Press (the "Executive SERPs"). The Company simultaneously contributed the following amounts to trusts established for the purpose of holding funds to satisfy the Company's obligations under each of the Executive SERPs: (i) under the plan for Brian F. King, $750,000; (ii) under the plan for Keith L. Lampert, $450,000,

(iii) under the plan for Harlan I. Press, $165,000, and (iv) under the plan for Urs W. Stampfli, $110,000. The amounts in the Executive SERP accounts vest, so long as the executive continues to be employed by the Company, in three equal annual installments beginning January 1, 2001 or immediately upon a change of control of the Company. The Company simultaneously approved a one-time grant of deferred compensation to Ira B. Lampert in the amount of $1,549,999 with the same vesting as under the Executive SERPs. The Lampert SERP has been amended to include appropriate terms to govern the one-time grant of deferred compensation to Mr. Lampert.

Compensation Committee Report on Executive Compensation

         The Compensation and Stock Option Committee of the Board of Directors (hereinafter, the "Committee") is composed of three non-employee directors. The Committee seeks to ensure that the Company's compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee believes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers and employees. The Committee therefore favors forms of compensation that encourage and reward long-term service to the Company, and enable those who succeed in building shareholder value to share in the value they have helped to create. As such, the Committee believes that critical components of compensation for executives are:
(i) the award of stock options at the time the executive joins the Company and periodically thereafter and (ii) the payment of annual cash incentive compensation based upon the attainment by the Company of a specified return on equity set by the Board of Directors each fiscal year. The Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through the grant of stock options and other incentive awards will enable the Company to attract and retain qualified and experienced executive officers.

         Executive Officers (other than the CEO). The compensation of the CEO, and that of any executive who is a member of the CEO's family, is determined by the Board of Directors based on the Committee's recommendation. In these instances, the CEO recommends the level of compensation to the Committee based on several factors which are then reviewed by the Committee in determining whether to approve or modify the CEO's recommendation before presenting it to the Board. The CEO determines the compensation of all other executive officers. The factors taken into consideration (many of which are subjective) by the CEO and the Committee in determining an executive's compensation include: individual performance; the Company's financial performance; the compensation of executives at corporations of similar size and operations; years of service to the Company; the executive's responsibilities; the amount of time and travel required by the position; and the desire to encourage the long-term commitment of the executive. With respect to new executives, the CEO and the Committee also take into consideration the results of any arms-length negotiations between the Company and such executive. In determining the appropriate level of compensation for the executive officers named in the "Summary Compensation Table," outside compensation consultants were engaged to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume).

         Executive officers may also participate in an annual bonus pool equal to a percentage of the Company's pre-tax net income provided that the Company's return on shareholders' equity (after giving effect to allocation of the bonus pool) is not less than a percentage established by the Board of Directors for each fiscal year.

         In addition, as part of the compensation package of each executive, the CEO recommends, and the Committee considers, the grant of stock options to each executive based on the above factors. For the reasons discussed above, it is the Committee's policy to make stock options as large a portion of an executive's total compensation package as is reasonable. Options are generally awarded to executive officers at the time that they join the Company and periodically thereafter, with vesting over a number of years.

         In order to further the Company's interest in retaining the services of certain of its executive officers, and in order to provide additional long-term incentive to such executives, in April 2000 the Committee approved deferred compensation awards and additional stock options grants to such executives. See "Executive Compensation."

         Chief Executive Officer. In determining the appropriate level of compensation for Mr. Lampert, the Committee engaged the services of outside compensation consultants to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume). As discussed in greater detail elsewhere in this Proxy Statement, the annual salary of Ira B. Lampert was increased effective as of January 1, 2000 and, in April 2000, he received an award of deferred compensation and additional stock options. See "Executive Compensation - Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" and "Executive Compensation - Stock Options." The Committee approved his compensation based on such subjective criteria as: (i) the complex international structure and operations of the Company, which are equivalent to those of large international corporations (although its revenues are not); (ii) the contentious legal environment in which the Company operates; (iii) the parity of CEO pay with other existing executive officers of the Company and executive officers to be hired in the future; (iv) the financial turn-around of the Company; (v) the Company's financial performance in meeting and exceeding certain targets and benchmarks; and (vi) the extensive amount of time and world-wide travel that the CEO position entails. Mr. Lampert spends a significant amount of time at the Company's offices in Hong Kong and its manufacturing facilities in the People's Republic of China, in addition to his travels to other parts of the Far East and Europe. These actions were taken in order to provide additional incentive to Mr. Lampert to continue to exert his utmost efforts in contributing to the Company's success and prosperity, thereby benefiting the Company and its shareholders.

         Morris H. Gindi, Chairman
         Ronald S. Cooper
         Joel L. Gold

Audit Committee Report

         The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of Messrs. Gold, Cooper and Gindi. Mr. Gold and Mr. Gindi qualify as independent members of the Audit Committee under Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards. Prior to his October 1998 retirement from Ernst & Young LLP, Mr. Cooper served as the Senior Advisory Partner through Fiscal 1998 on the Company's engagement, and therefore he does not qualify as an independent member of the Audit Committee under NASD rules. Mr. Cooper was approved by the Board of Directors as a non-independent member of the Audit Committee following a determination by the Board that Mr. Cooper's relationship as a retired partner with Ernst & Young LLP would not interfere with his exercise of independence from management and the Company, and in light of his invaluable years of experience as a certified public accountant.

         The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Board of Directors has adopted a written charter for the Audit Committee which is attached to this Proxy Statement as Appendix A. Pursuant to its Charter, the Audit Committee is authorized to: (i) establish and review the activities of the independent certified accountants; (ii) review and approve the format of the financial statements to be included in the annual report to the shareholders; (iii) review recommendations of the independent certified accountants and responses of management; (iv) review and discuss the Company's financial reporting, loss exposures and asset control with the independent certified accountants and management; (v) monitor the Company's program for the compliance with policies on business ethics; (vi) annually obtain from the independent certified accountants a written delineation of their relationships and professional services, and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the independent certified accountants; (vii) review with the independent certified accountants and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's financial and accounting controls;
(viii) review quarterly and annual financial statements of the Company to determine that the independent certified accountants do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; (ix) inquire about significant risks and exposures to the Company and assess steps to minimize such risks; (x) review with financial management of the Company and the independent certified accountants the results of their timely analysis of significant financial reporting issues and practices; (xi) review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; (xii) review any transactions among the Company, its subsidiaries and their employees or affiliates; (xiii) receive reports from the Company's compliance officer regarding related party transactions and compliance with corporate policies; and
(xiv) direct and supervise any special investigations the Audit Committee deems necessary.

         In conjunction with its activities during the Company's 2000 fiscal year, the Audit Committee reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee also discussed with the Company's independent certified accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee received from the Company's independent certified accountants the written disclosures and the letter required by Independence Standards Board No. 1, and discussed with the independent certified accountants the independent certified accountants' independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended July 1, 2000.

         Joel L. Gold, Chairman
         Ronald S. Cooper
         Morris H. Gindi

Beneficial Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of November 30, 2000, with respect to: (i) those persons or groups known to the Company to beneficially own more than 5% of the Common Stock; (ii) each director and each nominee for director; (iii) each executive officer named in the "Summary Compensation Table"; and (iv) the Company's directors and executive officers as a group:

                                                                     Amount and Nature of            Percent
Name of Beneficial Owner                                             Beneficial Ownership(1)        of Class(1)
------------------------                                             -----------------------        -----------

(i) Beneficial Owners of More than 5% of the Common Stock

"MEP Group" of Company Officers or
Employees as described in (2) below..................................      3,063,847(2)                 10.3%
     Concord Camera Corp.
     4000 Hollywood Boulevard
     Presidential Circle - 6th Floor, North Tower
     Hollywood, Florida 33021

(ii) Directors and Nominees

Ira B. Lampert.......................................................      1,997,217(2)(3)               6.9%
Eli Arenberg.........................................................        127,600(4)                     *
Ronald S. Cooper.....................................................         34,000(5)                     *
Morris H. Gindi......................................................        101,500(6)                     *
Joel L. Gold.........................................................        113,500(7)                     *
J. David Hakman .....................................................        315,500(8)                  1.2%
Kent M. Klineman.....................................................         92,500(9)                     *
William J. Lloyd.....................................................         21,000(10)                    *

(iii) Named Executive Officers

Brian F. King........................................................        480,932(2)(11)              1.7%
Keith L. Lampert.....................................................        406,560(2)(12)              1.5%
Harlan I. Press......................................................        148,738(2)(13)                 *
Urs W. Stampfli......................................................         53,825(14)                    *

(iv) All executive officers and directors as a group (13 persons)          3,924,472                    13.0%

--------------------
* Indicates less than one percent (1%).

(1) For purposes of this table, beneficial ownership was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Exchange Act. As of November 30, 2000, the Company had 27,190,542 shares of Common Stock issued and outstanding. All shares were owned directly with sole voting and investment power unless otherwise indicated.

(2) As of November 30, 2000, a group comprised of five officers or employees of the Company (Messrs. Ira B. Lampert, Brian F. King, Keith L. Lampert, Harlan
    I. Press and Arthur Zawodny) (collectively, the "MEP Group") beneficially owned, in the aggregate, 516,800 shares and 2,547,047 options to purchase Common Stock, or 10.3% of 29,737,589 (the number of shares outstanding on that date plus the number of shares that would have been outstanding if all options exercisable within 60 days of November 30, 2000 were exercised). Of that total, 316,400 shares and 780,666 options were purchased under the Management Equity Provisions ("MEP") of the Company's Incentive Plan and are subject to the terms of an Amended and Restated Voting Agreement, dated February 28, 1997, as amended (the "Voting Agreement") pursuant to which MEP shares are voted in accordance with the will of the holders of a majority of the shares governed by the Voting Agreement. The balance of 200,400 shares and 1,766,381 options were purchased or held outside the MEP. See "Certain Relationships and Related Transactions" below.

(3) Represents 1,596,817 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000, 375,400 shares owned, as to all of which Mr. Lampert has sole dispositive power, and 25,000 shares held by a ss.501(c)(3) charitable trust of which Mr. Lampert is a trustee with voting and dispositive power. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.

(4) Includes 99,000 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000 and 15,000 shares held by his wife.

(5) Includes 21,000 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000.

(6) Includes 38,000 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000, 1,000 shares held by his son, and 25,000 shares held by the Notra Trading Inc. Profit Sharing Plan & Trust, a retirement plan of which Mr. Gindi is a co-trustee and participant.

(7) Includes 88,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000 and 21,000 shares held by his wife.

(8) Represents: (i) 38,000 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000; and (ii) 84,500 shares held by the Hakman Family Trust, of which Mr. Hakman is a trustee and beneficiary, 30,000 shares held by the Hakman Capital Corporation Profit Sharing Plan and Trust, and 163,000 shares held by a corporation controlled by Mr. Hakman.

(9) Includes 88,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000.

(10) Represents 21,000 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000.

(11) Represents 480,932 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000. Since Mr. King is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.

(12) Represents 346,560 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000 and 60,000 shares owned, as to all of which Keith Lampert has sole dispositive power. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.

(13) Represents 100,738 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000 and 48,000 shares owned, as to all of which Mr. Press has sole dispositive power. Since Mr. Press is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.

(14) Includes 43,825 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2000.

Comparative Stock Performance

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for the years ended June 30, 1996 through June 30, 2000 with the Nasdaq Stock Market - U.S. Index and a Peer Group Index for the same periods. The Peer Group Index is comprised of the members of the S.I.C. Code 3860 (Photographic Equipment and Supplies) as listed in the Nasdaq Stock Market 2000 Fact Book. The graph and table assume an investment of $100 in the Common Stock and each index on June 30, 1995 and the reinvestment of all dividends. The stock performance shown is not intended to forecast, and may not be indicative of, future stock performance.



                                [GRAPH OMITTED]


                                            6/95     6/96     6/97    6/98      6/99      6/00
                                            ----     ----     ----    ----      ----      ----
Concord Camera Corp.                         100       70       56     131       118       941
Nasdaq Stock Market - U.S. Index             100      128      156     206       296       437
Peer Group Index                             100      130      170     145       166       238

Section 16 Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires directors, executive officers and ten percent (10%) shareholders of the Company ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership of the Common Stock and any other equity securities with the Securities and Exchange Commission ("SEC"). Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of the copies of the reports furnished to the Company and written representations from the Reporting Persons that no other reports were required, with respect to Fiscal 2000 the Company believes that: (i) the Reporting Persons complied with all
Section 16(a) filing requirements applicable to them, except that Morris Gindi filed a late Form 4 in June 2000 relating to an option exercise, and Theodore Kruttschnitt filed a late Form 4 in April 2000 relating to a sale of shares on the open market; and (ii) there were no failures to file a report required under
Section 16(a) by any of the Reporting Persons.

Certain Relationships and Related Transactions

Consulting Arrangements with Directors

         Following Eli Arenberg's retirement from the Company in 1992, he began consulting with the Company in 1994. ELA Enterprises, Inc., a company owned by Eli Arenberg, is paid for the consulting services Mr. Arenberg provides to the Company. The Company paid approximately $27,000 for such consulting services and related expenses during Fiscal 2000.

         A corporation controlled by J. David Hakman has provided consulting services to the Company since 1997 pursuant to an engagement agreement entered into on September 25, 1997, as later amended and supplemented (the "Hakman Agreement"). Pursuant to the Hakman Agreement, the Company granted a warrant to purchase up to 260,000 shares of Common Stock at an exercise price of $2.25 per share to the corporation controlled by Mr. Hakman. In October 2000, the corporation exercised the warrant as to the 113,000 shares that were vested. As of December 1, 2000, 147,000 shares remained subject to the warrant, none of which were vested or exercisable.

Transactions under the Management Equity Provisions of the Incentive Plan

         On August 23, 1995, the Compensation Committee of the Board approved stock purchase awards under the Management Equity Provisions of the Company's Incentive Plan pursuant to which 1,000,000 shares of Common Stock were made available for purchase by senior management of the Company at a price per share equal to $2.6875 per share (the closing price of the Common Stock on August 23, 1995, as adjusted for the two-for-one stock split paid on April 14, 2000) pursuant to binding commitments to be made by such persons by August 31, 1995. The Company received commitments for the purchase of 888,000 shares (the "Purchased Shares"). Each purchaser was also granted the right to receive a contingent restricted stock award covering a number of shares equal to the number of shares he had purchased based upon attainment of increases in shareholder value in accordance with the Incentive Plan. If issued, such contingent restricted shares were to vest over a three-year period and were subject to forfeiture prior to vesting under certain conditions.

         In November 1995, members of the Company's senior management entered into purchase agreements (the "Purchase Agreements") for the Purchased Shares. Pursuant to the Purchase Agreements, each purchaser executed a full recourse note for the purchase price of such shares (each a "Note"; collectively, the "Notes") and pledged the Purchased Shares as security for the payment of the Note. The Notes bear interest at an annual rate of 6%. Concurrently with the execution of their respective Purchase Agreements and Notes, each purchaser entered into a Voting Agreement pursuant to which each purchaser agreed to vote all of his Purchased Shares and contingent restricted stock in accordance with the determination of the holders of a majority of all of the Purchased Shares and contingent restricted stock held by the purchasers. To effect the foregoing, each of the purchasers delivered an irrevocable proxy to Ira B. Lampert and agreed that prior to any transfer of Purchased Shares and contingent restricted stock, such purchaser would cause the transferee (i) to agree in writing with Mr. Lampert to be bound by the provisions of the Voting Agreement with respect to such shares and (ii) to execute and deliver to Mr. Lampert an irrevocable proxy.

         Pursuant to Amendments to each of the Purchase Agreements dated February 28, 1997 (the "Amendments"), the Company was relieved of its obligation to issue any contingent restricted stock. Instead, each participating member of the Company's senior management received, as of December 22, 1996, options to purchase that number of shares of Common Stock (the "Option Shares") equal to the number of Purchased Shares purchased by such person, at an exercise price of $0.9063 per share. The options vested as to 20% of the Option Shares covered thereby as of December 22, 1996, and the balance of the shares covered thereby began vesting December 31, 1996 in equal monthly installments over a four-year period during the term of employment or consultancy. The unvested portion became vested on August 19, 1998 when the average closing price of the Common Stock was at least $5.00 (pre-split adjustment) for 90 consecutive trading days. Concurrently with the Amendments, the Voting Agreement and the irrevocable proxies were amended and restated to include the Option Shares and delete any mention of the contingent restricted stock.

         Pursuant to the Company's Management Equity Provisions, so long as a person remains a member of the management group, such person is required to own shares of Common Stock in an amount equal to not less than 50% of such person's shares issued pursuant to the Management Equity Provisions plus shares issuable upon the exercise of options thereunder.

         In April 1999, the Board approved a conditional release program whereby the Company agreed to forgive a portion of the indebtedness represented by each Note and concurrently release a proportionate number of Purchased Shares held by the Company as security for payment of the Notes. The debt forgiveness and share release program (the "Release Program") began on May 1, 1999 and will continue on January 1 each year through January 1, 2003. The total principal sum subject to forgiveness under the Release Program is $2,386,500, together with interest owed under the Notes. The debt forgiveness is conditioned upon the person's continued employment with the Company. If a person ceases to be an employee or consultant of the Company prior to full forgiveness of the debt, the principal amount of the Note will immediately become due and payable, including any amounts scheduled to be forgiven at a future date.

         As contemplated by the Management Equity Provisions, subsequent to 1995 certain Purchased Shares and the related options were transferred to other eligible members of the Company's senior management upon their execution of the required agreements and Notes. Notes previously delivered to secure payment for such shares were canceled upon delivery of new Notes by current members. The Purchased Shares and options awarded pursuant to the Management Equity Provisions are presently held by Ira B. Lampert, Brian F. King, Keith L. Lampert, Harlan I. Press and Arthur Zawodny.

         In January 2000, the Board further provided that a participant in the Management Equity Provisions would have the right to prepay all or any portion of the indebtedness represented by a Note issued in connection with the purchase of shares, and that the amount so prepaid would be repaid to the participant as deferred compensation at such time as the amount would otherwise have been forgiven in accordance with the Release Program.

         The following are the scheduled release dates, and the total amounts that are (or were, as the case may be) to be forgiven* on such dates, under the Release Program.

                                                                                  Total Principal           Total Purchased
                                                                               Indebtedness Forgiven        Shares Released
 Releasee                                    Release Dates                       or to be Forgiven         or to be Released
 --------                                    -------------                       -----------------         -----------------

Brian F. King................       May 1, 1999, and January 1st of                    $430,000*               160,000
                                    2000, 2001, 2002 and 2003
Ira B. Lampert...............       May 1, 1999, and January 1st of                  $1,612,500*               600,000
                                    2000, 2001, 2002 and 2003
Keith L. Lampert.............       May 1, 1999, and January 1st of                    $295,625*               110,000
                                    2000, 2001, 2002 and 2003
Harlan I. Press..............       January 6, 2000, and January 1st of                 $10,750                  4,000
                                    2001, 2002 and 2003
Arthur Zawodny...............       May 1, 1999, and January 1st of                     $37,625                 14,000
                                    2000, 2001, 2002 and 2003

-----------

* After the January 1, 2000 release date, the balance of these amounts were repaid in full.

         Ira B. Lampert, Brian King and Keith Lampert have each prepaid in full the balance of the debts represented by their Notes and, assuming their continued employment with the Company, will be entitled to receive deferred compensation in lieu of the amounts scheduled to be forgiven under the Release Program.

Indebtedness of Management

         Ira B. Lampert, Brian King and Keith Lampert are the only executive officers who owed more than $60,000 to the Company under the Notes at any time since the beginning of Fiscal 2000. The largest amount of indebtedness (including principal and interest) that was outstanding at any time since the beginning of Fiscal 2000 under the Note of each was as follows: (i) Ira B. Lampert - $1,214,650; (ii) Brian King - $328,699; and (iii) Keith Lampert - $223,181. As stated above, the amounts owed to the Company by these executive officers have been repaid in full.

                 INCREASING THE NUMBER OF SHARES OF COMMON STOCK
         AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S INCENTIVE PLAN FROM
                      6,000,000 SHARES TO 8,000,000 SHARES

                                 (Proposal Two)

Proposed Amendment

         On December 6, 2000, the Board adopted, subject to shareholder approval, an amendment (the "Plan Amendment") to the Company's Incentive Plan, as amended (the "Plan"), increasing the aggregate number of shares of Common Stock authorized for issuance under the Plan from 6,000,000 to 8,000,000. Based on the recommendation of the Compensation Committee, the Board believes that options have been, and will continue to be, an important compensation element in attracting and retaining key employees. As of November 30, 2000, options to purchase an aggregate of 3,075,548 shares of Common Stock were issued and outstanding under the Plan, options to purchase 2,121,626 shares of Common Stock were previously exercised and 802,826 shares of Common Stock remained available for future grants of awards under the Plan. If the Plan Amendment is approved, the Plan would cover an aggregate of 8,000,000 shares of Common Stock having an aggregate market value of $160,000,000 as of November 30, 2000. After taking into account awards made under the Plan through November 30, 2000, an aggregate of 2,802,826 shares of Common Stock having an aggregate market value of $56,056,520 as of November 30, 2000 would be available for future issuance.

         The Board believes that the increase in authorized shares is necessary to enable it to continue to make awards under the Plan to attract and retain key employees. The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for approval of the Plan Amendment. The Board recommends a vote FOR the Plan Amendment.

Description of Incentive Plan

General

         The Plan was adopted January 18, 1994 and, as amended, it currently provides for the grant of options to acquire an aggregate of 6,000,000 shares of Common Stock to employees, officers or directors of, or consultants to, the Company or its subsidiaries. The Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs"), restricted stock, stock awards and stock based awards. Directors who are not also employees of the Company or any of its subsidiaries may only be granted Non-ISOs. As of November 30, 2000, the Company had granted the following awards under the Plan: 3,189,048 to the current executive officers, 576,500 to the current directors who are not executive officers, and 1,431,626 to all employees, consultants and officers other than the current executive officers.

         The Compensation Committee administers the Plan and has full power and authority to take any and all actions deemed necessary or desirable for the proper administration of the Plan and the effectuation of its purposes. The Compensation Committee has authority to select those employees, officers, and consultants whose performance it determines significantly promotes the success of the Company to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto, and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

Discretionary Awards

         Non-Qualified and Incentive Stock Options. Options may be granted under the Plan. Awards may be ISOs or Non-ISOs. The exercise price of options will be set by the Compensation Committee and stated in an option agreement. The exercise price may be paid (i) in U.S. dollars, (ii) by delivery of the Company's Common Stock, (iii) pursuant to a broker-assisted "cashless exercise" program if established by the Company, (iv) by a combination of the preceding methods, or (v) by such other methods as the Compensation Committee may deem appropriate. Options may also contain SARs permitting the recipient to receive the difference between the exercise price per share and the market value on the date of surrender.

         Restricted Stock. Awards of Common Stock granted under the Plan may be subject to forfeiture until such restrictions, terms and conditions as the Compensation Committee may determine are fulfilled.

         Dividend Equivalent Award. The Compensation Committee may grant an award that represents the right to receive a dividend or its equivalent in value in Common Stock, cash or a combination of both with respect to any new or previously existing award, which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the Common Stock delivered to the recipient, calculated from the date of award and accounted for as if reinvested in Common Stock on the dividend payment dates.

         Other Stock and Stock Based Awards. The Compensation Committee may grant Common Stock or other Common Stock based awards that are related to or similar to the awards described above.

Formula Awards

         The Plan provides that each non-employee member of the Board will be granted options in accordance with the following formula: (i) an option to purchase 40,000 shares of Common Stock on the Grant Date (defined below), becoming exercisable as to 8,000 shares on the following January 1 and as to an additional 8,000 shares on each January 1 thereafter (provided that, if such director fails to attend at least 75% of the Board meetings in any calendar year, then the portion of the option that would have vested on the next January 1 is forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares of Common Stock, both on the Grant Date and on each anniversary thereof. For purposes of the formula, "Grant Date" means, with respect to each non-employee director, the later of January 18, 1994 or the date of such director's election to the Board. The foregoing numbers of shares have been adjusted to reflect the two-for-one stock split paid to shareholders of record on March 27, 2000. Prior to April 22, 1999, the annual grant provided for in clause (ii) above was for 1,000 (pre-split) shares of Common Stock. All options granted pursuant to the formula have an exercise price equal to the closing price of the Common Stock on the Grant Date (or if the market was closed on the Grant Date, then on the next preceding date on which the closing price was recorded), and expire on the earlier of: (i) five years from the Grant Date; or
(ii) one year after the recipient ceases to be a member of the Board.

Federal Income Tax Consequences

         The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular person or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

         The Plan is not subject to any of the requirements of ERISA, nor is it qualified under Section 401(a) of the Code.

         Non-Incentive Stock Options. If a Non-ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the option is granted. On exercise of a Non-ISO, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a Non-ISO will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the stock option.

         Incentive Stock Options. If an ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax or to an increase in such tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the holder will generally recognize ordinary income, and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

         Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Plan will be includible in the holder's ordinary income and the Company will be entitled to a deduction for such amount.

         Restricted Shares. If restricted shares are awarded in accordance with the terms of the Plan, no income will be recognized by such holder at the time such award is made. A Plan participant who is awarded restricted shares will be required to include in his ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, plus the amount of any dividend equivalents on such restricted shares, less any amount paid therefor, except that at the time the restricted shares are first issued the holder may elect to include in his ordinary income, as compensation, the fair market value of such restricted shares at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restriction will be includable in the holder's ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (Proposal Three)

         Ernst & Young LLP ("Ernst & Young"), independent public accountants, was appointed by the Board to audit the Company's financial statements for Fiscal 2001. This firm has acted as independent public accountants for the Company since 1996. A representative of Ernst & Young is expected to attend the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

         The Board is seeking shareholder approval of its selection of Ernst & Young since it is customary for a public company to obtain shareholder approval of its auditors. If shareholders do not approve the appointment of Ernst & Young as the auditors of the Company for Fiscal 2001 at the Annual Meeting, the Board, on recommendation of its Audit Committee, may reconsider the selection.

         The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for shareholder approval. The Board recommends a vote FOR the ratification of the appointment of Ernst & Young as independent auditors for the Company for Fiscal 2001.

                                OTHER INFORMATION

Shareholder Proposals for 2002 Annual Meeting

         Under the rules of the SEC, any shareholder proposal intended to be presented at the Company's 2002 annual meeting of shareholders must be received by the Secretary of the Company at its executive offices no later than August 11, 2001, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

         If a shareholder notifies the Company of an intent to present a proposal at the Company's 2002 annual meeting of shareholders less than 60 days before the meeting (and for any reason the proposal is voted on at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Expenses of Solicitation

         The cost of this proxy solicitation will be borne by the Company. In addition to the use of the mails, some regular employees of the Company, without additional remuneration, may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, dealers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

Other Business

         As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

December 11, 2000

                                   APPENDIX A

                             Audit Committee Charter

Purpose; Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibilities to shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the directors, the independent accountants, internal auditors, and the financial management of the Company. The Committee shall review and report to the Board on the performance of the Company's internal and external accountants and auditors, the reliability of its financial information, and the adequacy of its financial controls and policies, initiating and/or approving appropriate changes in any or all of these areas when necessary. The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in this Charter.

Membership and Qualifications

The Audit Committee shall be comprised of three (3) or more directors as determined by the Board, each of whom shall be independent(1) directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the Committee shall have a working familiarity with basic finance and accounting practices and shall have the ability to read and understand financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background resulting in the person's financial sophistication (including service as a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities).

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to better react to changing conditions and to ensure to the Board and the shareholders that the Company's corporate accounting and reporting practices comply with all requirements and maintain the highest standard of quality.

In carrying out these responsibilities, the Audit Committee will:

--------
(1) In accordance with NASD rules, a director will not be considered "independent" if, among other things, he or she:

(i) is or has been employed by the Company or any of its affiliates for the current year or in the past three years;
(ii) has accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement benefit plans, or non-discretionary compensation);
(iii) has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;
(iv) is a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those arising solely from investments in the Company's securities) that exceed five percent (5%) of the Company's or the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or
(v) is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

o Review and recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence. The Committee shall have a clear understanding with management and the independent accountants that the independent accountants are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders.

o Review the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discuss with the independent accountants the independent accountants' independence.

o Discuss with the independent accountants the matters required by SAS 61 to be discussed.

o Meet with the independent accountants and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent accountants.

o Review with the independent accountants, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

o Review the internal audit function of the Company when appropriate including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants, when applicable.

o Review the financial statements contained in the annual report on Form 10-K and the annual report to shareholders with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed. The Committee should review with management and the independent accountants their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

o The Committee shall review the interim financial statements with management and with the independent accountants prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards.

o Provide sufficient opportunity for the independent accountants to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent accountants' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent accountants received during the course of the audit.

o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, if, in its judgment, that is appropriate

Meetings; Agenda Items

The Committee shall meet at least four times annually or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups, believe should be discussed privately. In addition, the Committee should communicate with independent accountants and management quarterly to review the Company's financials.

PROXY

                              CONCORD CAMERA CORP.
     4000 Hollywood Boulevard, Presidential Circle -- 6th Floor, North Tower
                            Hollywood, Florida 33021

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 18, 2001

         The undersigned hereby appoints Brian F. King and Harlan I. Press, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to attend and represent the undersigned at the Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") to be held on January 18, 2001, and at any adjournments thereof, and to vote thereat the number of shares of common stock of the Company the undersigned would be entitled to vote if personally present in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

               / /   PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1.     ELECTION OF DIRECTORS.

       NOMINEES: Ira B. Lampert, Eli Arenberg, Ronald S. Cooper, Morris H. Gindi, Joel L. Gold, J. David Hakman, Kent M. Klineman and
       William J. Lloyd.

       / / FOR ALL nominees listed above (except as indicated to the contrary).

       / / WITHHOLD AUTHORITY to vote for all nominees listed above.

-------------------------------------------------------------------------------
(Instruction: To withhold authority to vote on any individual nominee, write the name above.)

                                    (Continued and to be signed on reverse side)

2. AMENDMENT TO THE COMPANY'S INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 6,000,000 TO 8,000,000.

                        / / FOR / / AGAINST / / ABSTAIN

3. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

                        / / FOR / / AGAINST / / ABSTAIN

If no specification is made, this proxy will be voted FOR Proposals 1 through 3 listed above.

4.     ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                               Dated:--------------, 2000

                                               Signature:----------------


                                               --------------------------
                                               Signature if jointly held

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

                                   Appendix B

                                 Incentive Plan

The Company's Incentive Plan is incorporated herein by reference to Exhibit
10.19 to the Company's annual report on Form 10-K for the year ended July 1, 2000.